SUB-ITEM 77D(g)

                            POLICIES WITH RESPECT TO
                              SECURITY INVESTMENTS

     AIM INVESTMENT SERCURITIES FUNDS (INVESCO INVESTMENT SECURITIES FUNDS)

On November 29, 2011, the Board of Trustees (the "Board") of AIM Investment Securities Funds (Invesco Investment Securities Funds) on behalf of Invesco Short Term Bond Fund (the "Fund"), approved permitting the Fund to invest up to 20% of its total assets in high yield debt securities, to increase the Fund's limitation on U.S. dollar-denominated foreign securities from 15% to 25% and to increase the limitation on developing markets investments from 5% to 25% to provide incremental yield, total return and broaden the portfolio's diversification benefits. These changes will afford the portfolio managers more flexibility in managing the Fund, align the Fund's guidelines more closely with those of its peers and enable the Fund to better achieve its objective of total return, comprised of current income and capital appreciation.

The changes described above are further described in the supplement to the Fund's prospectus filed via EDGAR with the Securities and Exchange Commission on December 16, 2011 (accession number 0000950123-11-103284) and incorporated by reference herein.